Exhibit 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	February 25, 2005

THE WASHINGTON POST COMPANY REPORTS

2004 AND FOURTH QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $332.7 million ($34.59 per share) for its fiscal 2004 year ended January 2, 2005, up from $241.1 million ($25.12 per share) for the fiscal year 2003 ended December 28, 2003. Each of the Company’s divisions reported strong growth in operating income for 2004.

The Company’s 2003 results included a non-operating gain from the sale of the Company’s 50% interest in the International Herald Tribune (after-tax impact of $32.3 million, or $3.38 per share), an operating gain from the sale of land at The Washington Post newspaper (after-tax impact of $25.5 million, or $2.66 per share) and early retirement program charges at The Washington Post newspaper (after-tax impact of $20.8 million, or $2.18 per share). Also included in 2003 results is a charge in connection with the establishment of the Kaplan Educational Foundation (after-tax impact of $3.9 million, or $0.41 per share) and Kaplan stock compensation expense for the 10% premium associated with a partial buyout of the Kaplan stock compensation plan (after-tax impact of $6.4 million, or $0.67 per share).

Revenue for 2004 was $3,300.1 million, up 16% compared to $2,838.9 million in 2003. The increase in revenue is due mostly to significant revenue growth at the education and television broadcasting divisions, along with increases at the Company’s cable television, newspaper publishing and magazine publishing divisions. Operating income increased 55% to $563.0 million, from $363.8 million in 2003, due largely to significantly improved results at the education and television broadcasting divisions. Kaplan results for 2004 include $32.5 million in stock compensation expense. In addition to pre-tax charges of $10.5 million for the 10% buyout premium and $6.5 million for the Kaplan Education Foundation, Kaplan results for 2003 included an additional $108.6 million in Kaplan stock compensation expense. Operating results for 2003 also included a $41.7 million pre-tax gain on the sale of land at The Washington Post newspaper and $34.1 million in pre-tax charges from early retirement programs at The Washington Post newspaper.

Net income for the fourth quarter of 2004 was $105.9 million ($11.03 per share), compared with $87.5 million ($9.15 per share) for the fourth quarter of 2003. Results for the fourth quarter of 2003 included a gain from the sale of land at The Washington Post newspaper (after-tax impact of $25.5 million, or $2.66 per share), an early retirement charge at The Washington Post newspaper (after-tax impact of $19.5 million, or $2.04 per share), Kaplan stock compensation expense for the 10% premium and a charge for the Kaplan Educational Foundation (after-tax impact of $10.3 million, or $1.08 per share).

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Revenue for the fourth quarter of 2004 was $902.7 million, up 15% from $785.5 million in 2003. The increase in revenue is due to growth at all of the Company’s divisions, particularly at the education and television broadcasting divisions. Operating income for the quarter increased 25% to $171.8 million, from $137.7 million in 2003. Operating results in the fourth quarter of 2003 included a $41.7 million pre-tax gain on the sale of land at The Washington Post newspaper, $32.0 million in pre-tax charges from early retirement programs at The Washington Post newspaper, $10.5 million in Kaplan stock compensation charges associated with the 10% premium and a $6.5 million charge for the Kaplan Educational Foundation. Fourth quarter operating results improved significantly at the Company’s education, television broadcasting and cable divisions. Excluding the pre-tax gain on the sale of land and the pre-tax charge from an early retirement program at The Washington Post newspaper in the fourth quarter of 2003, operating income increased at the newspaper publishing division as well. Magazine publishing operating income declined in the fourth quarter of 2004.

Excluding charges related to early retirement programs, the Company’s 2004 and 2003 operating income includes $42.0 million and $55.1 million of net pension credits, respectively. For the fourth quarter of 2004 and 2003, operating income includes $10.9 million and $14.1 million, respectively, of net pension credits. At December 28, 2003, the Company reduced its discount rate assumption from 6.75% to 6.25%. At January 2, 2005, the Company further reduced its discount rate assumption to 5.75%.

Divisional Results

Newspaper Publishing

At the newspaper publishing division, 2004 generally included 53 weeks compared to 52 weeks in 2003. Newspaper publishing division revenue in 2004 increased 7% to $938.1 million, from $872.8 million in 2003; revenues totaled $260.3 million for the fourth quarter of 2004, an 11% increase from $234.1 million for the fourth quarter of 2003. Division operating income for 2004 totaled $143.1 million, an increase of 7% from $134.2 million in 2003; operating income declined 16% to $43.4 million in the fourth quarter of 2004, from $51.5 million in the fourth quarter of 2003. The increase in operating income for 2004 reflects higher print and online advertising revenue, 2003 pre-tax charges of $34.1 million from early retirement programs at The Washington Post newspaper ($32.0 million in early retirement program charges were incurred in the fourth quarter of 2003) and payroll savings from the early retirement programs implemented at The Post in 2003. These factors were partially offset by a $41.7 million pre-tax gain on the sale of land at The Washington Post newspaper in the fourth quarter of 2003, a 12% increase in newsprint expense at The Post and a $10.8 million reduction in the net pension credit, excluding charges related to early retirement programs. Fourth quarter operating results in 2004 reflect higher print and online advertising revenue, payroll savings from early retirement programs implemented at The Post in 2003, a 22% increase in newsprint expense at The Post and a $2.2 million reduction in the net pension credit, excluding charges related to early retirement programs. Excluding the $41.7 pre-tax gain on the sale of land and the $32.0 million pre-tax charge for an early retirement program at The Post in the fourth quarter of 2003, fourth quarter 2004 operating income increased versus the prior year.

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Print advertising revenue at The Washington Post newspaper in 2004 increased 5% to $603.3 million, from $572.2 million in 2003, and increased 9% to $170.2 million for the fourth quarter of 2004, from $155.9 million for the fourth quarter of 2003. The increase in print advertising revenue for 2004 is primarily due to increases in classified recruitment, preprints and general advertising categories. Classified recruitment advertising revenue was up 20% to $74.8 million in 2004, a $12.5 million increase compared to 2003. The increase in print advertising revenue for the fourth quarter of 2004 is primarily due to increases in retail, classified recruitment and preprints advertising categories. Classified recruitment advertising revenue was up 17% to $16.2 million, a $2.3 million increase compared to the fourth quarter of 2003.

Daily circulation at The Post declined 2.6% and Sunday circulation declined 2.3% in 2004; average daily circulation totaled 726,000 and average Sunday circulation totaled 1,011,000.

During 2004, revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 32% to $62.0 million, from $46.9 million in 2003. Online revenues increased 21% to $17.3 million for the fourth quarter of 2004, from $14.2 million for the fourth quarter of 2003. Local and national online advertising revenues grew 46% in 2004 and 24% for the fourth quarter of 2004. Online classified advertising revenue on washingtonpost.com increased 33% in 2004 and 25% for the fourth quarter of 2004.

On January 14, 2005, the Company completed the acquisition of Slate, the online magazine, which will be included as part of the Company’s newspaper publishing division.

Television Broadcasting

Revenue for the television broadcasting division increased 15% to $361.7 million in 2004, from $315.1 million in 2003, due to $34.3 million in political advertising in 2004, $8.0 million in incremental summer Olympics-related advertising at the Company’s NBC affiliates in 2004 and several days of commercial-free coverage in connection with the Iraq war in March 2003. Revenue increased 18% in the fourth quarter of 2004 to $103.8 million, from $87.9 million in 2003, due primarily to $17.5 million in political advertising in the fourth quarter of 2004.

Operating income for 2004 increased 25% to $174.2 million, from $139.7 million in 2003. For the fourth quarter of 2004, operating income increased 31% to $55.8 million, from $42.5 million for the fourth quarter of 2003. The operating income gains are primarily related to the revenue increases discussed above.

Magazine Publishing

Revenue for the magazine publishing division totaled $366.1 million for 2004, a 4% increase from $353.6 million in 2003; revenue increased 1% to $105.3 for the fourth quarter of 2004, from $104.2 million in the fourth quarter of 2003. The revenue increase in 2004 is primarily due to a 9% increase in advertising revenue, largely from increased ad pages at the domestic and international editions of Newsweek and at Arthur Frommer’s Budget Travel magazine, as well as lower travel-related

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advertising revenues at the Pacific edition of Newsweek in 2003 due to the SARS outbreak, offset by a 4% decline in circulation revenue. The revenue increase for the fourth quarter of 2004 is due primarily to a 4% increase in advertising revenue, largely from increased ad pages at Newsweek’s domestic edition, offset by a 4% decline in circulation revenue.

Operating income totaled $52.9 million for 2004, an increase of 22% from $43.5 million in 2003; operating income for the fourth quarter totaled $17.0 million, a 15% decline from $19.9 million in the fourth quarter of 2003. The improvement in operating results for 2004 is primarily due to increased advertising revenue, continued cost controls at Newsweek’s international editions and improved results at the Company’s trade magazines. The fourth quarter operating results were down due to increases in subscription acquisition and general operating expenses at the domestic edition of Newsweek, and a reduced net pension credit.

Cable Television

Cable division revenue of $499.3 million for 2004 represents a 9% increase from $459.4 in 2003; revenue totaled $127.0 million for the fourth quarter of 2004, a 7% increase from $119.1 million for the fourth quarter of 2003. The revenue increases are due to continued growth in the division’s cable modem and digital service revenues and a $2 monthly rate increase for basic cable service, effective March 1, 2004, at most of the cable division’s systems.

Cable division operating income increased 18% in 2004 to $104.2 million, from $88.4 million in 2003. For the fourth quarter of 2004, operating income increased 33% to $31.8 million, from $23.9 million for the fourth quarter of 2003. The increases in operating income for 2004 and the fourth quarter of 2004 are due mostly to the division’s significant revenue growth, offset by higher programming and internet costs. Depreciation expense in the fourth quarter of 2003 included approximately $2.0 million in accelerated write-offs associated with rebuilt plant.

At December 31, 2004, the cable division had approximately 219,200 digital cable subscribers, down slightly from 222,900 at December 31, 2003. This represents a 31% penetration of the subscriber base. At December 31, 2004, the cable division had 178,300 CableONE.net service subscribers, compared to 133,800 at December 31, 2003. Both digital and cable modem services are now offered in virtually all of the cable division’s markets. At December 31, 2004, the cable division had 709,100 basic subscribers, compared to 720,800 at December 31, 2003. The decrease is due to small losses associated with the basic rate increase discussed above, along with continued competition from DBS providers.

At December 31, 2004, Revenue Generating Units (the sum of basic video, digital video and cable modem subscribers) totaled 1,106,600, compared to 1,077,500 as of December 31, 2003. The increase is due to an increase in the number of cable modem customers.

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Education

Education division revenue in 2004 increased 35% to $1,134.9 million, from $838.1 million in 2003. Excluding revenue from acquired businesses, primarily in the higher education division and the professional training schools that are part of supplemental education, education division revenue increased 24% in 2004. Kaplan reported operating income of $121.5 million for the year, compared to an operating loss of $11.7 million in 2003; a significant portion of the improvement is from a $93.1 million decline in costs associated with the Kaplan stock option plan and the establishment of the Kaplan Educational Foundation, as discussed previously.

Education division revenue totaled $306.3 million for the fourth quarter of 2004, a 28% increase over revenue of $240.1 million for the same period of 2003. Excluding revenue from acquired businesses, primarily in the higher education division and the professional training schools that are part of supplemental education, education division revenue increased 21% for the fourth quarter of 2004. Kaplan reported operating income for the fourth quarter of 2004 of $33.4 million, compared to operating income of $11.9 million for the fourth quarter of 2003; the increase is due primarily to the significant revenue growth during the quarter, as well as an $11.4 million decline in costs associated with the Kaplan stock option plan and the establishment of the Kaplan Educational Foundation in the fourth quarter of 2003.

A summary of operating results for 2004 and the fourth quarter of 2004 compared to 2003 is as follows:

	Fourth Quarter			YTD
(In thousands)	2004	2003	% Change	2004	2003	% Change
Revenue
Supplemental education	$144,911	$126,886	14	$575,014	$469,757	22
Higher education	161,392	113,190	43	559,877	368,320	52

	$306,303	$240,076	28	$1,134,891	$838,077	35

Operating income (loss)
Supplemental education	$22,207	$20,415	9	$100,795	$87,044	16
Higher education	29,725	20,959	42	93,402	58,428	60
Kaplan corporate overhead	(7,406)	(14,424)	49	(31,533)	(36,782)	14
Other*	(11,126)	(15,029)	26	(41,209)	(120,399)	66

	$33,400	$11,921	180	$121,455	$(11,709)	—

*	Other includes charges for Kaplan stock-based incentive compensation and amortization of certain intangibles.

Supplemental education includes Kaplan’s test preparation, professional training and Score! businesses. Excluding revenues from acquired businesses, supplemental education revenues grew by 14%. Test preparation revenue grew by 15% due to strong enrollment in the SAT/PSAT, MCAT and Advanced Med. In the fourth quarter of 2004, operating results reflect increased course development costs. Also included in supplemental education is The Financial Training Company (FTC), which was acquired in March 2003. Headquartered in London, FTC provides test preparation services for accountants and financial services professionals, with training centers in the United Kingdom and Asia. FTC revenues grew by 44% in 2004 over the same time period the business was owned by Kaplan in

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2003. Supplemental education results also include professional real estate, insurance and security courses. Real estate publishing and training courses contributed to growth in supplemental education in 2004. The final component of supplemental education is Score!, which provides academic enrichment to children and has lower operating margins than the other supplemental education businesses due to higher fixed costs. Revenues at Score! were up slightly compared to 2003.

Higher education includes all of Kaplan’s post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs (various distance-learning businesses). Excluding revenue from acquired businesses, higher education revenues grew by 35% in 2004. Higher education results are showing significant growth, especially the online programs, in which revenues more than doubled in 2004. At the end of 2004, higher education enrollments totaled 58,000, compared to 45,000 at the end of 2003.

Corporate overhead represents unallocated expenses of Kaplan, Inc.’s corporate office, including a $6.5 million charge in the fourth quarter of 2003 for the Kaplan Educational Foundation.

Other expense comprises charges for stock-based incentive compensation arising from a stock option plan established for certain members of Kaplan’s management, and amortization of certain intangibles. Under the stock-based incentive plan, the amount of compensation expense varies directly with the estimated fair value of Kaplan’s common stock and the number of options outstanding. The Company recorded expense of $32.5 million and $119.1 million for 2004 and 2003, respectively, and $9.6 million and $14.5 million for the fourth quarter of 2004 and 2003, respectively, related to this plan. The stock compensation expense for 2003 included the impact of the third quarter 2003 buyout offer for approximately 55% of the stock options outstanding at Kaplan. The stock compensation expense in 2004 is based on the remaining Kaplan stock options held by a small number of Kaplan executives after the 2003 buyout.

Corporate Office

The corporate office operating expenses increased to $32.8 million in 2004, from $30.3 million in 2003. The increase is primarily due to increased compliance costs in connection with Section 404 of the Sarbanes-Oxley Act of 2002.

Equity in Losses of Affiliates

The Company’s equity in losses of affiliates for 2004 was $2.3 million, compared to losses of $9.8 million for 2003. For the fourth quarter of 2004, the Company’s equity in losses of affiliates totaled $0.8 million, compared to $0.5 million for the fourth quarter of 2003. The Company’s affiliate investments at the end of 2004 consisted of a 49% interest in BrassRing LLC and a 49% interest in Bowater Mersey Paper Company Limited. The reduction in affiliate losses for 2004 is attributable to improved operating results at both BrassRing and Bowater.

On January 1, 2003, the Company sold its 50% interest in the International Herald Tribune for $65 million and recorded an after-tax non-operating gain of $32.3 million in the first quarter of 2003.

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Other Non-Operating Income

The Company recorded other non-operating income, net, of $8.1 million in 2004, compared to $55.4 million in 2003. For the fourth quarter of 2004, the Company recorded non-operating income, net, of $6.6 million, compared to $3.4 million for the fourth quarter of 2003. The 2004 non-operating income, net, is primarily from foreign currency gains. The 2003 non-operating income, net, mostly comprises a $49.8 million pre-tax gain from the sale of the Company’s 50% interest in the International Herald Tribune.

Net Interest Expense

The Company incurred net interest expense of $26.4 million in 2004, compared to $26.9 million in 2003; net interest expense totaled $7.0 million for the fourth quarter of 2004, versus $6.7 million for the fourth quarter of 2003. At January 2, 2005, the Company had $484.1 million in borrowings outstanding at an average interest rate of 5.1%; at December 28, 2003, the Company had $631.1 million in borrowings outstanding.

Provision for Income Taxes

The effective tax rate was 38.7% for 2004, compared to 37.0% for 2003. The 2003 effective tax rate benefited from the 35.1% effective tax rate applicable to the one-time gain arising from the sale of the Company’s interest in the International Herald Tribune. The Company expects an effective tax rate in 2005 of approximately 38.7%.

Earnings Per Share

The calculations of diluted earnings per share for 2004 and the fourth quarter of 2004 were based on 9,592,000 and 9,601,000 weighted average shares, respectively, compared to 9,555,000 and 9,563,000, respectively, for 2003 and the fourth quarter of 2003. The Company made no significant repurchases of its stock during 2004.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Fourth Quarter		% Change
	2004	2003
Operating revenues	$902,712	$785,452	15
Operating expenses	(687,490)	(644,120)	7
Gain on sale of land	—	41,747	—
Depreciation	(41,690)	(44,821)	(7)
Amortization	(1,741)	(526)	231

Operating income	171,791	137,732	25
Equity in losses of affiliates, net	(761)	(484)	57
Interest income	469	191	146
Interest expense	(7,467)	(6,872)	9
Other income, net	6,598	3,412	93

Income before income taxes	170,630	133,979	27
Provision for income taxes	(64,700)	(46,500)	39

Net income	105,930	87,479	21
Redeemable preferred stock dividends	—	—	—

Net income available for common stock	$105,930	$87,479	21

Basic earnings per share	$11.07	$9.17	21

Diluted earnings per share	$11.03	$9.15	21

Basic average shares outstanding	9,571,000	9,536,000
Diluted average shares outstanding	9,601,000	9,563,000

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2004	2003
Operating revenues	$3,300,104	$2,838,911	16
Operating expenses	(2,552,426)	(2,341,554)	9
Gain on sale of land	—	41,747	—
Depreciation	(175,338)	(173,848)	1
Amortization	(9,334)	(1,436)	550

Operating income	563,006	363,820	55
Equity in losses of affiliates, net	(2,291)	(9,766)	(77)
Interest income	1,622	953	70
Interest expense	(28,032)	(27,804)	1
Other income, net	8,127	55,385	(85)

Income before income taxes	542,432	382,588	42
Provision for income taxes	(209,700)	(141,500)	48

Net income	332,732	241,088	38
Redeemable preferred stock dividends	(992)	(1,027)	(3)

Net income available for common stock	$331,740	$240,061	38

Basic earnings per share	$34.69	$25.19	38

Diluted earnings per share	$34.59	$25.12	38

Basic average shares outstanding	9,563,000	9,530,000
Diluted average shares outstanding	9,592,000	9,555,000

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Fourth Quarter		% Change	Year-to-Date		% Change
	2004	2003		2004	2003
Operating Revenues:
Newspaper publishing	$260,332	$234,138	11	$938,066	$872,754	7
Television broadcasting	103,789	87,920	18	361,716	315,126	15
Magazine publishing	105,303	104,185	1	366,119	353,555	4
Cable television	126,985	119,133	7	499,312	459,399	9
Education	306,303	240,076	28	1,134,891	838,077	35

	$902,712	$785,452	15	$3,300,104	$2,838,911	16

Operating Expenses:
Newspaper publishing (1)	$216,892	$182,610	19	$794,980	$738,557	8
Television broadcasting	47,949	45,425	6	187,540	175,382	7
Magazine publishing	88,273	84,256	5	313,198	310,051	1
Cable television	95,196	95,211	0	395,141	371,007	7
Education	272,903	228,155	20	1,013,436	849,786	19
Corporate office	9,708	12,063	(20)	32,803	30,308	8

	$730,921	$647,720	13	$2,737,098	$2,475,091	11

Operating Income:
Newspaper publishing	$43,440	$51,528	(16)	$143,086	$134,197	7
Television broadcasting	55,840	42,495	31	174,176	139,744	25
Magazine publishing	17,030	19,929	(15)	52,921	43,504	22
Cable television	31,789	23,922	33	104,171	88,392	18
Education	33,400	11,921	180	121,455	(11,709)	—
Corporate office	(9,708)	(12,063)	20	(32,803)	(30,308)	(8)

	$171,791	$137,732	25	$563,006	$363,820	55

Depreciation:
Newspaper publishing	$8,839	$9,991	(12)	$36,862	$41,914	(12)
Television broadcasting	2,772	3,038	(9)	11,093	11,414	(3)
Magazine publishing	771	921	(16)	3,255	3,727	(13)
Cable television	20,881	24,664	(15)	94,974	92,804	2
Education	8,427	6,207	36	29,154	23,989	22

	$41,690	$44,821	(7)	$175,338	$173,848	1

Amortization:
Newspaper publishing	$5	$4	25	$19	$15	27
Television broadcasting	—	—	—	—	—	—
Magazine publishing	—	—	—	—	—	—
Cable television	247	38	550	652	151	332
Education	1,489	484	208	8,663	1,270	582

	$1,741	$526	231	$9,334	$1,436	550

(1)	Newspaper publishing operating expenses in the fourth quarter of 2003 included $31,972 in early retirement program expenses and are reduced by $41,747 in connection with a gain on the sale of land at The Washington Post Newspaper

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